Exhibit 99.2

Corrected Transcript

08-Mar-2019
Big Lots, Inc. (BIG) Q4 2018 Earnings Call

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

CORPORATE PARTICIPANTS

Andrew D. Regrut	Lisa M. Bachmann
Vice President, Investor Relations, Big Lots, Inc.	Executive Vice President, Chief Operating & Merchandising Officer, Big Lots, Inc.

Bruce K. Thorn	Timothy A. Johnson
Chief Executive Officer & President, Big Lots, Inc.	Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

OTHER PARTICIPANTS

Peter Jacob Keith	Joseph Isaac Feldman
Analyst, Piper Jaffray & Co.	Analyst, Telsey Advisory Group LLC

Jason Haas	Anthony Chukumba
Analyst, Bank of America Merrill Lynch	Analyst, Loop Capital Markets LLC

Matthew Robert Boss	Paul Trussell
Analyst, JPMorgan Securities LLC	Analyst, Deutsche Bank Securities, Inc

Vincent J. Sinisi	Sean Kras
Analyst, Morgan Stanley & Co. LLC	Analyst, Barclays Capital, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, welcome to the Big Lots Q4 2018 Earnings Conference Call. This call is being recorded. [Operator Instructions] At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andrew D. Regrut
Vice President, Investor Relations, Big Lots, Inc.

Good morning. Thank you everyone for joining us for our fourth quarter conference call. With me here today in Columbus are Bruce Thorn, our President and CEO; Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer; and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning, Bruce will start the call with a few opening comments, Lisa will discuss our Q4 results from a merchandising perspective, and TJ will review the financial results for the quarter. Then, to finish the call, Bruce

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

and TJ will discuss our early progress and learnings from our strategic review and how it impacts our outlook for Q1 and fiscal 2019. After our prepared comments, we will allow sufficient time for your questions.

I'll now turn the call over to Bruce.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Thank you, Andy, and good morning, everyone. Before I get started, I'd like to take a moment to recognize International Women's Day and thank all the Jennifers out there that make our world a better place. Q4 was a good quarter for Big Lots. After a slow start in November, sales trends accelerated in December and January, resulting in a beat of both sales and EPS for Q4. I'm very pleased with how the team pulled together and finished the year strong.

Q4 comps were up 3.1% after posting a Q3 comp of 3.4%. So, two consecutive quarters with comps over 3% for the first time since 2010. I'm encouraged by the breadth of the Q4 comp and comp drivers from merchandising to marketing to our execution and performance in our stores, store of the future and online. Congratulations to Lisa and her team for a very good merchandise assortment planning and execution this holiday season. She will provide more color and insight in a moment. But at a high level, the strength was broad-based with six of our seven merchandising categories comping positive in Q4.

Both sales and margin rate were better than our expectations, driving our EPS beat for the quarter. From a marketing perspective, our team did a very good job engaging Jennifer in her preparations for the holidays. Our approach this year focused on three main themes, company's coming, holiday decorating and gift giving, and we used incremental digital and social touch points and impressions to drive real success. In addition, we continued to build our rewards program, ending Q4 with 17.2 million active members, an all-time high, and we experienced record penetration for both sales and transactions during the quarter.

For the year, active membership increased 15% or up 2.3 million members with half of the increase coming from our stores and half from online sign-ups. We started to leverage this base with targeted one-to-one marketing plans directed at Jennifer where she consumes her media, whether it be e-mail, social or digital channels. And finally, many thanks to Mike, Nick and our field organization, who did an excellent job serving Jennifer during the holiday season.

I've walked a number of stores in the last few months and seen first-hand the improvements our teams have made with our in-store standards, merchandise presentations and in-stock levels. In addition, we completed the store of the future remodels in 115 stores, while also opening 32 new or relocated stores for fiscal 2018. In terms of store remodels, our efforts continue to generate incremental sales lifts coming primarily from furniture, seasonal and soft home, which are accretive to the company's average margin rate.

The sales growth is coming from a bigger basket and increases in transactions, which is a result of higher customer traffic to our stores. Sales trends in the first year after the remodel haven't changed. They are still up in the high single to low double-digit range in most major markets, and our second year stores or more specifically the Phoenix market continues to outperform the comps in our balance of chain stores. We are also particularly excited about our recent new store openings and net store growth opportunities.

You may remember TJ mentioning on our last call that the opportunities in the marketplace were beginning to turn in our favor, particularly with some of the recent competitor closings. From a volume perspective, our recent new store openings in many cases are performing near or above the highest marks in our recent history. In total,

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

approximately 200 stores were in the new store of the future format at the end of the year and we liked the results. So, all-in-all, a good quarter with accelerating trends to finish 2018.

I'll now hand the call over to Lisa for more detail on Q4 merchandising results. But I'll return after TJ's review of Q4 to talk about our strategic planning work.

Lisa M. Bachmann
Executive Vice President, Chief Operating & Merchandising Officer, Big Lots, Inc.

Thanks, Bruce, and good morning, everyone. As Bruce highlighted, Q4 was another very good quarter from a sales perspective with broad-based strength and six of our seven merchandise divisions posting comp store growth. Soft home was the top performer comping up high single-digits for the quarter. Congratulations to Martha, Kevin and the team, who have continued to deliver consistent and impressive comp growth for the past 20 consecutive quarters in this high-margin business.

We added space and improved our assortments through the disciplines of QBFV or quality, brand, fashion and value, and nearly all departments were positive in the quarter with the strength led by home décor, decorative textile, home organization and bath. Furniture was also up high single-digits in Q4, another great quarter for Robert and the entire team with positive results in all four departments, upholstery, mattresses, case goods and ready-to-assemble. Jennifer responds almost immediately to the newness in our assortments across all of our furniture.

Along with the newness of product and the efforts from our stores team, our lease to purchase business with Progressive continued to comp the comp and was up double-digits again this quarter. So, multiple positive levers driving sustained growth in our ownable furniture business. Next is consumables, which was up low single-digits, representing the best quarterly comp for this business in four years. Excellent job by Michelle, Stephen and the team. The strength in Q4 was driven by health and beauty and holiday event and gifting sales along with good momentum in our housekeeping category. This team has been working tirelessly to grow our sales and customer value perception, and we all appreciate their persistence.

Hard home was also up low single-digits, recording the best quarter comp in the last five years. Congratulations to Bob and his team. For years, this category has donated space to other categories as part of our ownable and winnable strategy. But the team has remained positive and lived the one team, one goal philosophy. Higher sales on less footage, generating higher productivity, a win for Q4. I'm happy to share that Food was up for the quarter, representing the first positive comp here in three years. Arguably, the competitive pressures in the food industry are as intense as ever. But Debbie and the team capitalized on an opportunity in event-driven assortments, and our holiday gift sets that differentiated Big Lots resonated very well with Jennifer.

Seasonal was also slightly positive for the quarter, with Christmas trim up low singles. After a slow start in November, the Christmas trim business responded to incremental promotions and sales accelerated in December and January. Overall, trim comps were partially offset by a slower start to lawn and garden and summer, particularly in the California market, which was adversely impacted by weather. And finally, Electronics, Toys & Accessories was down to last year, which was forecasted, as this business has also consistently reduced or donated space to other categories.

Moving to online, our e-comm business had another very good quarter with strong sales, resulting in a lower operating loss year-over-year. Steve, Erica and the team were successful driving on plan or better sales throughout 2018 through a combination of increased site traffic, number of orders, and all at a higher average basket. After a slow start to the year and with multiple challenges throughout the year, we are particularly pleased

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

with the comp store growth in the second, third and fourth quarters. Additionally, along the way, our teams tackled the significant incremental work associated with the tariff challenges and disruption in an effort to minimize the potential customer impact and minimize our potential financial exposure. Our teams are engaged and we are proud of their commitment and passion for Jennifer.

I'll now turn the call over to TJ for a review of the financial results from the quarter.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Thanks, Lisa. Net sales for the fourth quarter of fiscal 2018 were $1.599 billion versus the $1.641 billion we reported last year, with the decrease resulting from our positive comp in Q4 offset by a lower store count year-over-year and an extra week of operations in last year's results. Comparable store sales for stores open at least 15 months plus e-commerce sales increased 3.1% compared to our guidance of flat to plus 2%.

In terms of cadence throughout the quarter, we noted on our last earnings call the month of November was flattish. However, sales accelerated meaningfully in December and January with each of these months up comfortably in the mid single-digits. As you have heard already, the acceleration and results in Q4 were driven by broad-based growth across most merchandise categories, enhanced one-to-one marketing efforts and growth in our loyalty program, and continued strength in our store of the future remodels.

Income for the fourth quarter was $108.0 million or $2.68 per diluted share, which was above our previously communicated EPS guidance of $2.20 to $2.40. Our beat was directly attributable to higher sales at a higher gross margin rate than was embedded in our guidance, as expenses behaved largely as anticipated. EPS of $2.68 compares favorably to last year's adjusted income of $109.3 million or $2.57 per diluted share.

As a reminder, we estimated Q4 of 2017 results included a $0.09 benefit from the extra week of operations in fiscal 2017. The gross margin rate for Q4 was 41.2%, which was better than our guidance, but represented a 40 basis point decline to last year's fourth quarter rate. Relative to guidance, our outperformance related to lower shrink cost based on early physical inventory results and lower markdowns based on the sales acceleration noted for December and January.

Relative to last year, our gross margin rate decline was principally a higher markdown rate and incremental tariff-related costs, partially offset by better IMU and lower shrink costs. Specifically, the incremental tariff costs resulted from our strategic decision to bring in certain import receipts earlier than planned and earlier than last year to risk-mitigate. You see a corresponding impact in higher inventory levels as well, which I will touch on in a moment.

Total expense dollars were essentially on forecast at $511 million and an expense rate of 32%. Our expense rate of 32% was 70 basis points higher than last year's adjusted rate with the deleverage resulting from higher depreciation from our stepped up investment in store of the future; increases in rent and landlord charges predominantly from investments in Toys"R"Us locations which are not yet open for operations; and higher distribution and transportation expenses, mainly a byproduct of escalating carrier rates year-over-year and receiving incremental import receipts early.

These increases were partially offset by lower bonus expense for the management team and lower advertising expense. Interest expense for the quarter was $3.2 million compared to $2.0 million last year, as rates have increased and we carried a larger average debt balance during the quarter. The larger average debt balance is a

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

function of three items, higher levels of CapEx, the timing of inventory purchases I just mentioned, and finally, lower net income year-over-year.

Moving on to the balance sheet, inventory ended fiscal 2018 at $970 million compared to $873 million last year. Inventory levels per store were up 12% to last year, which is essentially in line with our internal forecast. The planned larger-than-normal increase is primarily a result of the earlier receipts of import merchandise ahead of scheduled tariff increases and improved in-stocks on our NVO assortment, partially offset by the lower overall store count year-over-year.

During Q4, we opened 12 stores and closed 26, leaving us with 1,401 stores and total selling square footage of 31.2 million. For the year, we opened 32 new stores with the large majority continuing to be relocations into larger boxes within the same market, allowing us to support the bigger bulkier assortments in our ownable categories of furniture and seasonal. We also closed 47 locations during fiscal 2018 for a net reduction of 15 stores or approximately 1%.

Capital expenditures in fiscal 2018 were approximately $232 million, which is in line with our forecast and above the $143 million we invested last year. The increase in CapEx was planned and aligns to our communicated strategic investments in store of the future, our new California DC and a higher number of new store openings year-over-year. Depreciation expense for the quarter was $34.0 million or approximately $4.4 million higher than Q4 last year.

Cash flow, which we define as cash provided by operating activities less CapEx, was approximately $2 million for the year, as all of the cash generated from operating activity was reinvested into our business in the form of higher CapEx to support store of the future, our new California DC and to maintain the assets of the company. Additionally, please remember cash flow was negatively impacted by our strategic decision to deliver early import merchandise ahead of the tariff activity that was forecasted at that time. As you would expect, this will create a cash benefit in our 2019 plans and guidance, which I'll touch on shortly.

We ended fiscal 2018 with $46 million of cash and cash equivalents and $374 million of borrowings under our credit facility. This compared to $51 million of cash and cash equivalents and $200 million of borrowings under our credit facility last year. Given cash flow was essentially flat for the reasons mentioned, our increase in debt year-over-year was primarily a result of our capital allocation commitment to return cash to shareholders, along with a strategic investment to purchase the intellectual property and brand name Broyhill, which Bruce will elaborate on further a little later.

For the full-year of fiscal 2018, we returned $151 million of cash to our shareholders in the form of quarterly dividend payments of $51 million and share repurchases of $100 million. As announced in a separate press release earlier today, on March 6, 2019, our board of directors declared a quarterly cash dividend of $0.30 per common share. This dividend payment of approximately $12 million is payable on April 5, 2019 to shareholders of record as of the close of business on March 22, 2019.

I'll now turn the call over to Bruce for his thoughts on the strategic review and 2019, before I provide guidance.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Thanks, TJ. Over the last three months, our leadership team, augmented by some of the best retail consultants in the industry, have been working closely together to develop a transformational roadmap to competitively position

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

our business for long-term success. Simply stated, we are enhancing strengths of our current strategy and working hard to identify, prioritize and launch new initiatives to accelerate sales and bend the cost curve.

Essentially, we've been developing a three-year playbook on how to win in an ever-changing retail environment. The first step in the process has been defining our reason to exist, where to play and how to win. We call this our North Star. To answer these questions, we conducted extensive customer research to gain unique consumer insights over the last three months. Survey used a psychographic lens to put ourselves in our customers' mind to better understand their perspective. Over 5,000 consumers participated, and that clarified for us what we are known for, where we get credit and where we do not get credit.

At a very high level, we learned consumers have a strong association for us emotionally and functionally with price, value and treasure hunt. There is an opportunity for us to shout value and great prices, while working on better quality where it matters. We verified what we believed, which is we have the right to play in furniture, home and seasonal. We also learned Jennifer has a stronger association with what we do in consumables than with our current food assortment.

These key learnings present an opportunity for us to own the categories where we have strong association and adjust others, while balancing the critical need for traffic drivers. The research was also very clear, we are known for friendly associates and we're getting credit for better in-store experience with our store of the future. From a stores perspective, the opportunity for us is to elevate to a more exciting shopping experience and create greater accessibility as an omni-channel retailer.

The consumer insights go much deeper and provide rich and actionable information. But through this lens, we are also developing new mission, vision, value statements, as well as critical elements of our customer value proposition, or CVP. While the new mission, visions and values is not quite ready for prime time yet, I do you think you'd find it interesting how we're thinking about the customer value proposition. There are three critical elements of the customer value proposition that have emerged as the anchor for our growth strategy: first, be the authority on price and value; second, increase accessibility of surprise and delight; and finally, grow home and life's occasions.

Growing over the next three years in the retail industry will require significant focus and the need to act on some big choices. We have identified several key platforms for growth by addressing category and traffic growth, as well as the accessibility Jennifer is looking for. First, grow home as a destination and build on our recent successes here, leveraging strong product association in furniture, seasonal and home furnishing and décor to further strengthen our position as a destination for all things home.

As TJ just mentioned, we're excited about our recent strategic acquisition of Broyhill, a long-standing iconic brand in the furniture industry. The acquisition includes exclusive IP licensing and tech and design specs and positions nicely into our strategy to grow our offering in furniture, seasonal and home. It also enhances our value proposition, elevates our quality perception and increases the surprise and delight factor in our stores. We expect to begin to offer Broyhill branded products in Q1 of 2020.

The next platform we're focused on is to build out further our levers to drive increased traffic to our stores. This will likely mean shifting space from lower performing parts of our assortment to categories with higher productivity, where we have the right to play, or potentially introducing new merchandise categories. The third platform involves a concept to build out and focus on life's occasions or events by delivering the treasure hunt through newness and excitement for distinct periods of time. This could involve new or expanded merchandise categories,

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

changes in placement or presentation in the store, a different marketing approach or advertising cadence, or all of the above. Stay tuned.

These three category strategies are part of an aggressive test and measure agenda for 2019. In terms of accessibility, to make it easier for our Jennifers and new customers to pick Big Lots, we see an expanded opportunity for new store growth, which encompasses new markets as well as relocations. Based on customer density studies and current market conditions, we believe we are ready to grow intelligently. You see this in the 2019 view, and we see footage and locations becoming more available.

Next, store of the future is more about an in-store experience. But to the extent customers have not shopped us because of how our stores used to present, store of the future will increase access or get us back on their shopping list. The big unlock ties back to data indicating our new store format gives customers the treasure hunt they want, that is accessible, yet a fun, easy and exciting shopping experience.

We believe the introduction of BOPUS, or buy online pick up in store, increases the access to Big Lots for our busiest customers. I'm excited to share we will launch BOPUS this summer across the chain with thousands of additional SKUs on our website to grow accessibility and customer satisfaction.

Finally, the last access point opportunity is our online business. Re-engaging lapsed customers, expanding aisles and helping her to engage and shop on her terms when convenient is our goal.

These are just snippets or early strategic growth ideas based on data and insights, but hopefully gives you some sense of how our thinking is evolving. In order to fund the growth opportunities we have in our sight, we need to unlock value in our P&L by lowering our overall cost structure. Our assessment has been holistic, looking at every single cost element, including cost of goods sold, store labor, organization size and structure, supply chain and GNFR, that is goods not for resale, or what some may call indirect spend. This has not been just a top-down exercise, but a triangulation-based opportunity sizing with external and internal benchmarking and select bottom-up deep dives.

As a result of our in-depth studies, we've established a target of $100 million which will come out of our cost base over the next three years. TJ will provide more detail and the cadence when we discuss 2019. As I look forward, I'm excited about our opportunity for growth. We have a lot of work ahead of us, and we all know this will not be easy. Getting the right strategy and transformation plan put into place is the first critical step in this journey as we look to invest in growth, bend the cost curve and deliver great value to our customers, our associates and our shareholders.

I'll now turn the call back over to TJ for 2019 guidance.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Thanks, Bruce. For fiscal 2019, we estimate full-year adjusted income to be in the range of $3.55 to $3.75 per diluted share compared to the adjusted income of $4.04 per diluted share in 2018. This represents a 7% to 12% decrease predominantly due to three unique items in our cost structure, which I'll touch on in a moment. Our fiscal 2019 guidance is based on a total sales increase in the low single-digits and a comparable store sales increase in the low single-digits.

We expect gross margin dollars to increase in the low to mid single-digits driven by sales growth along with gross margin rate expansion. The gross margin rate expansion is a function of better IMU, lower shrink costs and

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

favorable merchandise selling mix assuming the furniture, seasonal and soft home categories will continue to outperform. Partially offsetting some of this good news is our assumption trends of rising product costs will continue throughout 2019.

From an expense perspective, we expect expense dollars to grow in the mid single-digits year-over-year, resulting in deleverage on our estimated low single-digit sales growth. The deleverage is largely based on three unique items, incentive, bonus expense, transition costs associated with our new California DC and an increase in rent associated with the adoption of the new lease accounting standard. In terms of bonus expense, the growth represents a planned target bonus payout versus no bonus payout last year for the team here in Columbus and below planned payout last year for the majority of the team working hard every day in our stores and distribution centers.

The transition costs I mentioned are associated with relocation to our new DC in Apple Valley, California and include such items as start-up training costs, ramp up to desired productivity levels, stay and go bonuses for the team and incremental cost of freight to move inventory supplies and other items to our new building from our old building. Absent these three unique items, annual expense growth would be in the low single-digits and in line with sales growth, producing an expense rate relatively flat year-over-year.

As Bruce highlighted, we're taking actions now to fund the journey with $100 million cost reduction over the next three years, 2019, 2020 and 2021. This cost review has been wide-ranging from stores to DCs to the office here in Columbus. In addition to expenses, the review also includes our cost of goods sold from cost of product to markdowns to damages and shrink. Hopefully, you'll get a sense we're looking at everything. This is not just an expense exercise and cutting costs. We're thinking about how we want to operate our business differently going forward in order to fund opportunities to improve our price value proposition, greater enhanced customer traffic drivers, and increase the surprise and delight factor in our stores.

Bruce just touched on this. We believe the cost reductions will be focused in these key areas, store payroll, organization size and structure, indirect expenses, supply chain and cost of goods sold. We have already launched work in certain of these areas, and other areas will have a longer tail or take investment first before seeing the efficiencies. It is important to emphasize this is a three-year program supporting our three-year growth plan still under development.

We are confident in our plans to deliver $100 million cost reduction program and expect approximately $40 million will occur in fiscal year 2019, approximately $30 million will occur in fiscal year 2020 and the balance in fiscal year 2021. The $40 million of fund the growth activity is included in our guidance for fiscal 2019 predominantly in expense and will be necessary to fund expected increases in the following areas. First, we are accelerating the strategic investment in store of the future and anticipate remodeling 215 stores this year, up from 115 stores in fiscal 2018.

We also plan to open 50 new or relocated stores this year, up from 32 new stores in fiscal 2018 and the highest number of new store openings in several years. We intend to be more bold with remodels and new stores in an effort to expand our accessibility, which Bruce mentioned earlier as a key call-out from our customer insights. The impact of these strategic investments is most notable in depreciation, rent and occupancy related costs, and to a lesser extent, the payroll and supply costs to remodel a store or prepare for grand opening.

Next, we will also have a higher store wage rates early this year until we anniversary the reinvestment of tax reform that started in June of last year. Also, we expect higher distribution and transportation expenses predominantly in Q1 as carrier rates and fuel costs started to escalate in Q2 of 2018. And last but certainly not

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

least, the overall environment associated with wage and hiring pressures, we expect it to remain competitive. We also expect mandated wage increases at the state level and also some general inflationary growth.

We expect the leverage point on SG&A to be more like a mid single-digit comp in the spring season and move lower to a low single-digit comp in the fall season or Q3 and Q4 as our fund the growth initiatives grow throughout the year. For our e-commerce operations, we are estimating net sales of approximately $50 million to $55 million and a net operating loss in the range of $6 million to $8 million. This compares favorably to net sales of approximately $40 million and a net operating loss of approximately $9 million in fiscal 2018.

For the year, capital expenditures are expected to be approximately $260 million to $270 million. Investments in market-based roll out of store of the future represent approximately $105 million in 2019. New store capital is estimated to be approximately $45 million to $50 million for opening 50 new stores, the majority of which will be relocations. We also estimate in this model, we could close as many as 45 stores.

Maintenance capital is estimated to be about $40 million to $45 million, which covers our stores and distribution centers. Also, our Apple Valley DC project capital of approximately $40 million to $45 million will represent conveyor, racking, and stocking and picking systems needed to open during the early summer. And finally, investments in other strategic initiatives will represent approximately $20 million to $25 million of CapEx in 2019.

Depreciation expense for fiscal 2019 is forecasted at approximately $155 million compared to $125 million in 2018. Filling out the rest of the P&L, interest expense is expected to be approximately $18 million and the effective income tax rate is expected to be in the range of 25% to 27%. We believe this level of financial performance will result in cash flow of approximately $95 million to $105 million. In support of our shareholder return initiatives, we anticipate returning approximately $100 million to you, our shareholders, during fiscal 2019.

We announced today, our board of directors approved a new share repurchase program providing for the repurchase of up to $50 million of our common shares. Assuming completion during 2019, we estimate the average diluted share count to be approximately 40 million to 41 million shares. Also announced in a press release earlier today, the board of directors declared a quarterly cash dividend of $0.30 per common share payable on April 5, 2019 to shareholders of record as of the close of business on March 22, 2019.

We estimate quarterly dividend payments of fiscal 2019 will result in approximately $50 million return to shareholders. So, $50 million in share repurchases plus $50 million in dividend payments equals $100 million for fiscal 2019 or approximately 8% of our current market cap. In terms of first quarter guidance, we estimate adjusted income to be in the range of $0.65 to $0.75 per diluted share compared to last year's adjusted income of $0.95 per diluted share. Our guidance assumes a total sales increase in the low single-digits and comp store sales increase in the low single-digits. It assumes gross margin dollars increase in the mid single-digits based on higher sales and a higher gross margin rate.

The higher gross margin rate is a function of better IMU, favorable merchandise mix and lower shrink costs. Expenses are expected to increase in the mid to high single-digits due to three specific unique items, bonus expense, the final quarter of tax reform reinvestment and new rent associated with our Columbus headquarters. Absent these three items, the core expense structure is expected to grow in the low single-digits or in line with expected sales growth. Specific to Q1, we expect to realize approximately $5 million of our expected annual $35 million of expense savings from our fund the growth initiatives.

With that, I'll turn the call back over to Andy.

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Andrew D. Regrut
Vice President, Investor Relations, Big Lots, Inc.

Thanks, TJ. Operator, we would now like to open the lines for questions.

QUESTIONS AND ANSWER SECTION

Operator: [Operator Instructions] And we'll take our first question from Peter Keith with Piper Jaffray.

Peter Jacob Keith
Analyst, Piper Jaffray & Co.

Hey. Good morning, guys. Thanks for all the detail. I guess I'll just jump right into the one comment that stood out to me was your customers imparting a view for treasure hunt. I just haven't heard this comment for a couple of years now. Wondering if you could give us a little bit of a preview on what that could mean. Is that a pushback into closeouts or just trying to have a little bit more fluid merchandise mix?

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

A great question, Peter. I'll start it off here, and maybe Lisa and TJ want to add on to it. You're right. We did an extensive research study. Over 5,000 consumers were engaged in that. Many of them were customers. And one thing that we found out is we occupy a really good space between that treasure hunt, that surprise and delight and savvy shopping. Specifically, what our customers told us and potential future customers is that they really enjoyed the treasure a lot more than the hunt. So, the interesting part about that is they enjoy the store of the future and that structure that we've added for easy navigation, and they like the disruption we add when we really could bring in good value, priced right products. So, we think that's something we can lean into in a nice way.

Lisa M. Bachmann
Executive Vice President, Chief Operating & Merchandising Officer, Big Lots, Inc.

Yeah. I'll just add on to that, Bruce, that from a product perspective and merchandising, we really feel that we can bring this treasure to life through the continuation of newness on a very regular basis, because that is clearly resonating and brings that surprise and delight to her. But you also heard Bruce mention life occasions as part of our strategic direction. And really what that's about is really bringing urgency, a sense of urgency and opportunity to introduce some new categories through these life's occasions. And we think that will also surprise and delight her along her shopping trip. So, we see a lot of opportunities for in-and-out assortments that will also be very much viewed to her as a nice little treasure as she shops.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Yeah. And one more thing to add on to that, as we - as Lisa and her team brings those types of products and events to life, it's going to give us a better platform to market it to Jennifer and give her reasons to come in and know that. And so, we're pretty excited about the whole platform it brings.

Peter Jacob Keith
Analyst, Piper Jaffray & Co.

Okay. Thank you very much, guys. I'll yield to others.

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Operator: And we'll take our next question from Jason Haas with Bank of America Merrill Lynch.

Jason Haas
Analyst, Bank of America Merrill Lynch

Great. Thank you for taking the question. I wanted to ask on, if you could give any commentary on quarter-to-date trends. I'm curious if the delayed tax refund has been a headwind and if that was something that was factored into the guidance.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Good question, Jason. This is TJ. I think from our perspective, we were very, very encouraged by not just the entire fourth quarter comp at being over 3%, but the momentum we had in December and January where comps were actually up mid single-digits. The importance in mentioning that and taking a step back before we move forward is those December and January trends moved right on into early February. So, the first two weeks of February were very good for our business in those key categories of furniture and soft home. And as we anticipated, Presidents' Day, we were very encouraged by trends.

Unfortunately, as you mentioned, the tax refund delay does impact big ticket purchasing and did have an impact on our business in the later part of the month of February. Our business went from one place to a significantly different place overnight when those refunds started happening, again, as we moved into the early part of March. So, that is factored into our guidance. We're not 100% sure how much of that income tax refund delay comes back to us in March and April versus might have been a [ph] missed trip (39:58). So, we're assuming, in large part, that the delay business does not come back to us and that we just kind of revert to our March and April or [ph] Marpil (40:10) trends as we like to speak to it.

So, said another way, our low single-digit comp for first quarter, that expectation could have been a little more robust, in our view anyway, if tax refunds had been on time. Our customer is very sensitive to the refund cycle. Our customer is very sensitive, we believe, to some of the new activity or new credits available to him or her. But that timing was very challenging in the month of February. We feel very good about how we're positioned for March and April in all of those key big ticket categories. So, if she does actually get her tax refund and want to shop, where she didn't in February, we'll be ready for her.

Jason Haas
Analyst, Bank of America Merrill Lynch

Great. Thanks. And then, for a follow-up, I wanted to ask how much store of the future contributed to the overall comp in 4Q and then what's the expectation for how much that should contribute in first quarter of 2019 and then for the full-year of 2019?

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Good question. Store of the future for fourth quarter was just slightly less than a full point of comp. And as we move into Q1, Q2, Q3 and Q4, we would expect the impact to be at least a full point of comp, if not slightly more. Very encouraged by results, again, in fourth quarter in those markets that were most recently remodeled and remain encouraged by the results, particularly in Phoenix as they have now comped the comp. Phoenix alone

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

was up mid-single-digits in the fourth quarter, up against the double-digit comp a year ago. So, we have every reason to believe that the early trends for a store of the future market can continue into year two.

Jason Haas
Analyst, Bank of America Merrill Lynch

That's great. Thank you.

Operator: And our next question comes from Matthew Boss with JPMorgan.

Matthew Robert Boss
Analyst, JPMorgan Securities LLC

Thanks. So, Tim, on the SG&A dollars, I guess couple of things. Did I hear it right, up mid to high singles in 1Q and then up mid singles for the year? And then, so my two questions for that would be, within low single-digit comps to hit the EPS range, do you need the higher end of it, a 2% to 3% comp, to hit the EPS, given the expense build?

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

I think there is a lot of different ways to look at it, Matt, and that's certainly one way. Another way is there is opportunity in the fund the growth initiatives on the margin side as well. We also believe that the strength in IMU and the opportunity in some of the higher margin categories, namely seasonal. If you'll recall from last year, spring was not our friend from a weather perspective. So, we're prepared to get that business back and much, much more. So, I think merchandise mix could also play a part in here.

But I think going back to the heart of your question, what we're encouraged by, Matt - and you've been consistent in asking about the leverage point and expense levels. We knew coming into this year, as has been highlighted on other calls, that: we were going to fund or plan a full target bonus for the team; we were going to be transitioning between distribution centers in California; and, just for fun, the accounting lease standard comes along, too, and that's another $4 million or $5 million of incremental costs that we get no real benefit from. So, our team had to fund those unique items and come up with ways to offset the costs, and that's what fund the growth is all about.

I think what is also encouraging is, as you move through the year, in our prepared comments, we talked about mid-single-digit expense growth in spring moving to low single-digit in fall. And remember, in fall is where we recognize the majority of our bonus expense. So, to get to a low single-digit expense growth in fall with our highest bonus payout potential in that quarter, we think is pretty good work and sets us up nicely as we go into 2020 and more fund the growth initiatives come online. So, I think the team did a very, very good job in getting to a plan that is quite frugal, yet does not appear so to Jennifer. So, I'm encouraged by that.

Matthew Robert Boss
Analyst, JPMorgan Securities LLC

That's great. And then maybe, Bruce, higher level, in what categories do you see the largest low-hanging fruit as you've had time to assess? And then, your comment on amplifying the treasure hunt, how are you thinking about closeouts versus everyday never out in the store?

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

I'll take the first part of that, Matt. We've got a good opportunity, good strength going for us in growing home destination and just completely growing into our furniture business, strengthening that business. We're still a great national player against regional players offering tremendous value for our customers. So, that's going to continue to be a grow home destination emphasis for us.

Some other areas, like I mentioned in the remarks early on, traffic drivers, we think that can be a good play for us. Some of our product line isn't working as well as we want in that respect, primarily when you look at some of our food staples. But really focusing on some of the traffic drivers we have in food and consumables looks like an upside tick for us, especially from the consumer research we have in that.

From the closeout availability, closeout is still important to us. We still have about a quarter of our food and consumable business that's closeout, and we're still always on top list of the vendors' mind in terms of coming to us for their closeout business. We get a lot of credit from Jennifer with respect to price when we buy those closeouts and they're good dated closeouts, many times 10% to 40% lower than our competitors. So, our focus there is continuing to do that, have that in our assortment, but in a quality manner. And we believe our pipeline is strong in that. So, overall, when you put those focus areas in there and what Lisa was talking about earlier in terms of building a new area of life's occasions, we get pretty excited.

And in that life's occasions, it's really about bringing in newness, areas that we've identified through our research that says we have the right to play there. Our consumers are telling us, emotionally they see us in that space and functionally they see us in that space. And that space could include things that we don't carry today or could strengthen things. And I won't go into too much detail on that right now, but it's exciting to us and it's exciting for us to think about how we can curate that and message that to current customers and future customers. And then, you've got what TJ mentioned, we're really proud of our store of the future. It brings that structured wow with the treasure hunt that our Jennifers really like and future Jennifers will like.

And then finally, I'd say we've been maybe a little slow on the online, but we're accelerating fast to be relevant in this omni-channel world. And so, with the acceleration of BOPUS this year, we've moved it up from later in the year to summertime, we're adding thousands of SKUs, and those SKUs are going to be in the food categories, consumable categories, as well as furniture, all that coming together and allowing her to shop on her terms and still bring her into the store where we can grow that ticket. So, all-in-all, we're pretty excited about that. And then once again, I'd add Broyhill. Broyhill is a great add to our product line. Where our customers told us that we may have some quality perception opportunities, Broyhill fits perfect in providing a positioning of better and best in our furniture and quality, and we think that we're going to have a lot of fun with that in 2020 and beyond.

Matthew Robert Boss
Analyst, JPMorgan Securities LLC

That's great. Congrats on a great quarter, guys.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Thank you, Matt.

Operator: And we'll take our next question from Vincent Sinisi with Morgan Stanley.

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Vincent J. Sinisi
Analyst, Morgan Stanley & Co. LLC

Hey. Terrific. Good morning, guys. Thanks very much for taking my question. Wanted to - let's just stay on the store of the future. Basically kind of two parts to the question. So, very nice to hear as you are lapping some of the earlier ones that they're still performing very well. With that, what's kind of like the variance been within that kind of first year high single, low double-digits? Is it a pretty tight band, just trying to kind of relate that to your guidance for 2019? And then, just a second part of that, we'll stay tuned of course for any of the kind of changes to the categories post your consumer research. But maybe just give us a little color on would any what you're seeing so far be any meaningful changes to the store of the future format? And the ones that have already been done, would there have to be kind of meaningful changes to those?

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Yeah. I'll start, Vinnie. This is T J. On the bands...

Vincent J. Sinisi
Analyst, Morgan Stanley & Co. LLC

Hey, T J.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

You know what, we have markets that are up mid-teens to high-teens in certain situations and we have some markets that are up mid single-digits. Some markets where we've tested maybe being more aggressive on what's being taken out, those markets might only be seeing low to mid single-digits. So, I think the important part to take away is we are currently testing different ideas within store of the future, and we've got some future learnings that we'll apply to 2020 to get even smarter and hopefully bring that band a little closer together. I think from our perspective, it comes down to, it's a significant change to Jennifer and what she's used to seeing in our stores.

Nick and his team have actually gone through a process of actually scoring the stores in the rate of change to try to correlate that to the sales lifts that we're seeing. So, there's a tremendous amount of learnings that are going on. What again is even further a support for the strategy going forward, when you heard Bruce and Lisa talk about focusing on home, which I think we already knew, but has been reinforced for us, all of - the majority, almost all of the lift in store of the future is coming from furniture, soft home and seasonal. So, another data point to say that store of the future definitely supports the strategy going forward. I'll defer to Bruce and Lisa on categories changes and how that might impact the store of the future.

Lisa M. Bachmann
Executive Vice President, Chief Operating & Merchandising Officer, Big Lots, Inc.

I'll jump in on that one, TJ. I think it's really important to note that the strategy that we're talking about is clearly an enhancement to our current assortment, as we really will lean in to those destination categories of furniture, home and seasonal. And as you know, in the store of the future, those are showcased for us, as you walk into the store, with furniture front and center, and seasonal and home to the right and to the left.

So, again, we feel that we've got a great footprint in order to really amplify those destination categories. I think it's also worth noting though that we are continually testing within the store of the future, and that won't stop. And clearly, with the strategies that we're looking to embark on, we'll be testing many of those as well. So, that

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

includes product, that includes adjacencies, that includes our communication strategy within the store. But we really feel we have a wonderful footprint for us to work from and to amplify the go-forward strategies.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Yeah. Just on what TJ - what Lisa just spoke about in testing and constantly updating our category offerings in the store and store of the future, I think the team has been working in Q4 just testing into impulse items, Food impulse items in the front of the store to complement what's in the back of the store. So, as a result, in Q1, Lisa and her team will have more impulse Food items in the front of the store, and that's a refinement of the store of the future and that will happen at a more rapid pace.

Vincent J. Sinisi
Analyst, Morgan Stanley & Co. LLC

Okay. All right, that's super helpful. Congrats on a good end to the year here and I look forward to hearing more. Thanks, guys.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Thanks, Vinnie.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Thanks, Vinnie.

Operator: And we'll take our next question from Joseph Feldman with Telsey Group.

Joseph Isaac Feldman
Analyst, Telsey Advisory Group LLC

Yeah. Hi, guys. Thanks and congrats on the good quarter. I wanted to ask - the debt levels did come in a bit higher, as you guys called out. I just wanted to know how you are thinking about it for 2019. Are you going to use some of the free cash flow to pay some of that down or is it going to be more towards the buyback and dividend?

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Yeah. Good question, Joe. This is TJ. I think what's embedded in our guidance is essentially the free cash flow returns to shareholders again in 2019. As we've articulated really over the last two to three years, there would be a period in time where once the strategy was more fully understood and we had good projects to invest in that would provide a return, that those lines would cross and we would start to invest more in the business and likely see the share repurchase number in particular start to move a little bit lower. That's what you're seeing here today. We're continuing to find opportunities that provide a good financial return.

As we mentioned in the prepared comments, store of the future, new stores, remodels and relocations, we really like the results and the opportunities there. I think additionally, when we think about capital and how to deploy it towards a better return, Bruce just mentioned buy online/pick up in store, which from a capital perspective is small compared to the other items, but just another good example of that, as well as continuing to try to stay current in systems. So, I would expect, based on our guidance, Joe, the debt levels are expected to remain relatively

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

consistent from - as we end 2019 and go into 2020. Having said that, we're always looking for ways to generate more cash and put it to good use. So, that's how we're thinking about it for 2019.

Joseph Isaac Feldman
Analyst, Telsey Advisory Group LLC

Got it. Thank you. And then, if I could follow up on - I know it was kind of asked earlier about the start to the quarter. But I'm more concerned, you had made a comment, I think, about seasonal that you got off to a slower start in lawn and garden. And I'm just wondering how you guys are thinking about that category and how flexible you can be with managing the inventory through the period, especially if it is off to a slower start.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Yeah. I'll start from a financial point of view, and then kick it over to Lisa on seasonal performance. But from a financial point of view, I think you know from following us in the past, we have merchandise glide paths that really look at how much we need to sell of each of the seasonally sensitive categories every week in order to exit a season clean. We'll continue to do that. In our guidance, from a margin perspective, as we started the year, we believe we have more than enough room to address seasonal, if we should need to. But from our point of view, it's a key category in the store. And we saw that last year when weather was certainly not good throughout the first quarter. I think most of the forecasts suggest that once we get towards the middle part of March or latter part of March, we'll start to have a more mild spring, and we'll be ready for the business.

Lisa M. Bachmann
Executive Vice President, Chief Operating & Merchandising Officer, Big Lots, Inc.

I'll just add to that, TJ, I absolutely agree that we've got the margin capability there. And I would tell you, we look at this performance on - every day especially on a regional basis, as we can see weather implications that occur, and I did call out that we saw some early in California towards the tail end of January. But as we headed into February, we also have the opportunity to look at Florida and some of the Southern districts, where the weather has been strong. And so, we have reason to believe that the assortment is resonating well, and we feel very strongly about where we've got the business positioned and the glide path, as TJ called out, pointed towards for the quarter.

Joseph Isaac Feldman
Analyst, Telsey Advisory Group LLC

Thanks very much, guys. Good luck this quarter.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Thanks, Joe.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Thanks, Joe.

Operator: And we'll take our next question from Anthony Chukumba with Loop Capital Markets.

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Anthony Chukumba
Analyst, Loop Capital Markets LLC

Good morning and thanks for taking my question. I wanted to - I know you've talked a little bit about this or a fair amount about this. In terms of your comp leverage point, I'm just trying to understand what you think the comp leverage point is going to be long-term. I understand there's a lot of moving parts, the store of the future and higher rent, you talked about higher distribution costs. But I remember the halcyon days when you could leverage SG&A at pretty much a flat to low single-digit comp. So, I'm just wondering once we sort of get past all that, where do you think the comp leverage point will be long-term.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Yeah. I think the best way to think about it, Anthony, is as we move throughout 2019 - when I was addressing Matt's questions around expenses - as we move through 2019 and get into the fall season, having low single-digit expense growth on a low single-digit comp is, I think, a good place to start, understanding that we still do have some incremental costs year-over-year in the fall season, namely bonus. And we are starting to see here in this model, where you start to see some of the fund the growth opportunities become more evident and more full-force, which gives us great momentum heading into 2020.

I would hesitate to suggest that flat to slightly positive comp is an opportunity. I'm not sure that we will get back to that space, Anthony. And I think in large part, it's because of the where we see the significant opportunity to invest for future top line growth. And that future top line growth may come at a later date like late in 2020 or 2021 or 2022. We're thinking about it that far out, particularly around store remodels and new store opportunities, as well as investing in some categories.

So, I also think in this model - or the way we're thinking about the next three years, Anthony, we really think we have an opportunity to really address just about as many stores or almost all the stores that we want to address in the chain from a remodel perspective in just the next three years. So, the capital investment that will be required and the associated costs obviously will be something we'll have to overcome as well. So, easiest way to think about long-term, since we're not giving 2020 or 2021, is how are we exiting the year. We think we exit the year with low single-digit comps and we exit the year on a growth perspective in expenses in the low single-digits.

Anthony Chukumba
Analyst, Loop Capital Markets LLC

Okay, that's helpful. And just one quick follow-up. So, you mentioned two consecutive quarters of 3-plus-percent comps first time since 2010, which clearly shows that the concept is still very relevant to consumers. I guess I was just wondering what do you attribute that to, because it just - you had a sort of a rocky period there with comps, and then suddenly we're kind of hitting on all cylinders. Is that merchandising changes? Is that the better overall consumer? Is that just store of the future or is it better store execution? I'm just trying to figure out why we suddenly went from sort of flat to slightly down comps to up 3% two quarters in a row. Thanks.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Lisa is shaking her head on merchandising. Well - but I think in fairness, I'll start. We feel very confident in the strategy around those ownable categories, Anthony. And the teams have done an excellent job of continuing to push and push and push for future growth opportunities. It's not an excuse. But to start the year in 2018, we articulated a number of different challenges nonetheless, was weather and kind of irrational promotional activity. I think we saw our business get better in Q2, and then obviously those strategies were in full force in Q3 and Q4,

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

supplemented along the way with store of the future. Store of the future and its impact grew as we moved through 2018 and it should continue to grow as move into 2019. So, a lot of good work done by the teams that I think we just had a better opportunity for you to really see in the fall season and then in the spring season. But I'm sure Lisa will want to touch on some of the merchandising pieces too.

Lisa M. Bachmann
Executive Vice President, Chief Operating & Merchandising Officer, Big Lots, Inc.

Well, absolutely. I certainly want to call out to the merchandising team for their efforts with the continuation of newness that we brought in. It is - as we've heard, and we've talked about the treasure hunt and then the treasure, we absolutely have to have newness on a very continuous basis, trend-right. And the team has done a great job in delivering on that. I also would want to call out, from a marketing perspective, the marketing team really did a fantastic job this past quarter as well and really resonating with all of our different touch points of media for Jennifer. And as a result, we saw some changes from a traffic and transaction perspective that honestly we haven't seen in the past either. So, it was really a very big collaborative effort that has helped us throughout the fall, and we really feel confident about the wind that we have in our sails.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

And I'll just round out the comments here. I got to tell you what the - the supply chain really did a nice job getting us in-stock. The stores brought it to life. If you look from Q3 to Q4 and into Q1, I think our merchandising, our branding in the store from a store perspective, just outstanding. Quite frankly, I think we're starting to get our fair share of a really good marketplace. And just to tag on to what Lisa said, we're up to 17.2 million customers in our loyalty database now. We've got the ability to reach 24 million or so. That makes our marketing much more effective. And as we leaned into it in Q4, that accelerated the frequency, and we started to see our traffic rise against national averages in a way that we hadn't seen before. So, it takes a team effort, and we've got good momentum ending the year and into Q1.

Anthony Chukumba
Analyst, Loop Capital Markets LLC

That's very helpful. Thank you.

Operator: And we'll take our next question from Paul Trussell with Deutsche Bank.

Paul Trussell
Analyst, Deutsche Bank Securities, Inc.

Good morning and...

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Good morning.

Paul Trussell
Analyst, Deutsche Bank Securities, Inc.

Congratulations on the great comps. I wanted to touch base on...

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Thanks, Paul.

Paul Trussell
Analyst, Deutsche Bank Securities, Inc.

Margins, and I apologize for background noise. But I wanted to touch on margins. 2018 was a tough year. Even with the better-than-expected fourth quarter, we still ended below the original plan. Help us understand which of the pressures have truly subsided and which of the margin pressures continue? And then, as we look forward, help us maybe get a little bit more confidence around the gross margin plan for this year. And ultimately over the next three years, to what extent should we be thinking about dollars out from a SG&A standpoint versus that being kind of reallocated or reinvested? Thanks.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Sure, Paul. I guess from a margin standpoint, fourth quarter, you are correct. The margin rate, while it was better than our guidance we gave in December, still down slightly to last year and down to our original plan. And I think that's a good example of sometimes the risk/reward on seasonal and seasonally-sensitive product, we have a window of time where it's relevant and we can sell it in the stores. And, as we mentioned, November was softer than we thought. So, we had to be more aggressive in December and January.

The good news is with seasonal, you move from season to season, and as we start the new year and we look at lawn and garden and summer, and then we look at really the margin profile in the rest of the business, where the team has done a great job of maintaining or growing IMU, where we've seen lower shrink costs, there are a number of different factors that roll into the gross margin rate. And most of those factors or most of those trends look very good heading into spring and support the guidance that we've provided. So, I feel very good about that, Paul.

And I think from an expense standpoint, the second part of your question, for our business to announce an initiative around a three-year take-out of $100 million and done in a smart way, in a measured way across the three-year period, I think is going to be a healthy thing for the business and really support the opportunity to test as we move into latter part of 2019 and 2020, maybe test some different concepts around growth that might come at a different margin profile to understand how we can make progress on generating pure traffic increases.

So, the expense reductions, which we mentioned in the prepared comments, at $40 million this year, and essentially $30 million in each of the next two years, we've already gotten started on those. So, I think from a margin profile all the way through operating profit, we have a good start to the year and we have a good solid plan in place to deliver on 2019.

Paul Trussell
Analyst, Deutsche Bank Securities, Inc.

Thank you. Best of luck.

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Yeah.

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Thanks, Paul.

Operator: [Operator Instructions] Our next question is from Sean Kras with Barclays.

Sean Kras
Analyst, Barclays Capital, Inc.

Hi. Good morning and thanks for taking my questions. Bruce, you mentioned testing impulse items in food. And, Lisa, I believe you mentioned amplifying some destination categories. Can you give us some additional examples of some of the things that you'll be testing?

Lisa M. Bachmann
Executive Vice President, Chief Operating & Merchandising Officer, Big Lots, Inc.

Sure. First of all, as I said, we are continually testing from a product - what product that would resonate with Jennifer, but then we're also testing larger concepts around traffic drivers, as an example. What we'll be looking at is testing certain consumable type items from a traffic driving perspective to see what that does, not only for the category itself, but for the overall halo impact on the store and for the total business. So, that involves both product, that involves marketing. So, I think that's a great example of a very cross-functional test that we would do to evaluate the lift in sales to drive gross margin dollars, but also the halo implication it would have on the entire box.

Bruce K. Thorn
Chief Executive Officer & President, Big Lots, Inc.

Yeah. And just adding on to what Lisa said, we'd love to go in great detail here, but we really don't want to broadcast too many things on a public call. But we're excited about maybe some of the new areas that we can curate. And I'd say we've got the opportunity, as we look at our stores, to add density in certain areas and still have a structured way that she can get through the aisles and so on, but be disruptive in a very positive way. And those things will be things that we test. They could have an extension or an expansion of a current category - excited to see the consumables business, where it's going. There's a lot of hard work put into that. But it could be new categories that we'll be testing in the stores.

So, all that coming together with a really good messaging plan, both in-store and before store, around events, adding events to the calendar more so than what we've got today, the traditional events, but adding events around life's moments that we can curate and create a good surprise and delight, hey, didn't know I could get that here. You're right, I need that. And it's in a bundled type of way that just makes it fun and easy. So, without getting into too many details, we're starting that testing agenda immediately.

Sean Kras
Analyst, Barclays Capital, Inc.

Okay, that makes sense. I guess I have to be out in the stores to see some of these things, a little bit more than I am. TJ, I believe you mentioned that store of the future will be about a 1% tailwind for the year. And I thought that maybe it would be building somewhat, given that it's going to be a larger percent of the store mix. I guess can you just maybe provide some color as to why maybe that's not going to be a larger number as the year goes on?

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Big Lots, Inc. (BIG)	Corrected Transcript
Q4 2018 Earnings Call	08-Mar-2019

Timothy A. Johnson
Executive Vice President, Chief Financial & Administrative Officer, Big Lots, Inc.

Well, I think a couple of things, Sean. Candidly, we have not started this year's class yet, so to speak. So, those stores really start doing their work end of March, going into early April. So, the first group of stores likely won't be completed until we exit the first quarter, go into the second quarter. Also, we will have, as you know, 115 or so stores kind of rounding the bend and going into year two as we move through 2019. To the extent that we have the opportunity to outperform, good for us.

But what we're trying to articulate to our teams is what our expectations are, and our expectations are, we think you should get a 9% or 10% lift through store of the future. We're investing roughly $450,000 to $500,000 per store depending on the store and store type. And to generate a good financial return, that's what we need. And our stores are excited about it. Those discussions for this year have started. They were well received. And everybody's aligned to the opportunity. If we do a little bit better than 1 point, then I think we'll all be happy.

Sean Kras
Analyst, Barclays Capital, Inc.

Okay. Appreciate the color. Thanks.

Andrew D. Regrut
Vice President, Investor Relations, Big Lots, Inc.

Okay. Thank you, everyone. Leanne, would you please close the call with replay instructions?

Operator: Ladies and gentlemen, a replay of this call will be available to you by 12:00 noon Eastern today, March 8. The replay will end at 11:59 PM Eastern on Friday, March 22, 2019. You can access the replay by dialing toll-free USA and Canada 1-888-203-1112 and enter replay passcode 8047456 followed by the pound sign. International callers may dial 1-719-457-0820 and enter replay passcode 8047456 followed by the pound sign. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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